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EXHIBIT 11

COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                                 BASIC                   DILUTED
                                         Thirteen    Thirty-Nine   Thirteen    Thirty-Nine
                                       Weeks Ended   Weeks Ended  Weeks Ended  Weeks Ended
                                           July 25,    July 25,     July 25,     July 25,
                                             1998        1998         1998         1998
                                              (In thousands, except per share amounts)

AVERAGE SHARES OUTSTANDING

  1     Average shares outstanding           4,300       4,300       4,300        4,300
  2     Net additional shares outstanding
    assuming exercise of stock options*        -           -           -            -
  3     Average number of common shares
    and equivalent shares outstanding        4,300       4,300       4,300        4,300

EARNINGS (LOSSES)

        Net loss                           $  (226)    $(1,561)    $ (226)     $(1,561)

PER SHARE AMOUNTS

   Net loss
    (line 4 / line 3)                      $ (0.05)    $ (0.36)    $(0.05)     $ (0.36)

  Earnings per share amounts for all other reporting periods as it relates to the predecessor company is not meaningful due to the Company's reorganization.

  * Since there is a net loss, common stock equivalents are excluded from the diluted earnings per share calculations since they would be antidilutive.
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